Nash Finch Company

NEWS RELEASE

NASH FINCH SEEKS IN EXCESS OF $18 MILLION IN DAMAGES FROM ROUNDY’S SUPERMARKETS, INC.

MINNEAPOLIS (February 19, 2008) — Nash Finch Company (Nasdaq: NAFC), a leading national food distributor, announced today that the efforts of Nash Finch and Roundy’s Supermarkets, Inc (“Roundy’s) to resolve their disputes concerning Nash Finch’s 2005 acquisition of Roundy’s Lima, Ohio and Westville, Indiana distribution centers have failed, and the matter has proceeded to litigation in the United States District Court for the Eastern District of Wisconsin. Roundy’s filed a breach of contract suit on February 11, 2008, claiming Nash Finch violated the terms of the Asset Purchase Agreement by not paying approximately $7.9 million as a purchase price adjustment. Nash Finch today answered the complaint, denying any additional monies were due to Roundy’s, and asserted counterclaims against Roundy’s for, among other things, breach of contract, misrepresentation and breach of the implied covenant of good faith and fair dealing. Nash Finch is seeking damages in its counterclaims in excess of $18 million.

Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.

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Contact: Bob Dimond, 952-844-1060